  For Immediate Release
   Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS
Branford, CT, November 8, 2007 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and nine month periods ended September 30, 2007.

Neurogen recognized a net loss for the third quarter of 2007 of $7.9 million, or $0.19 per share on 41.9 million weighted average shares outstanding. This compares to a net loss during the third quarter of 2006 of $10.9 million, or $0.31 per share on 34.6 million weighted average shares outstanding. The Company recognized a net loss for the nine months ended September 30, 2007 of $40.8 million, or $0.98 per share on 41.8 million weighted average shares outstanding, as compared to a net loss of $37.8 million, or $1.09 per share on 34.5 million weighted average shares outstanding for the comparable period of 2006.

Neurogen’s total cash and marketable securities as of September 30, 2007 totaled $56.9 million and as of December 31, 2006 totaled $107.6 million.

William H. Koster, Ph.D, CEO said, "As we head into the final quarter of this year and look into the next, we look forward to advancing our potential best-in-class programs, adidiplon for insomnia and aplindore for Parkinson’s disease and Restless Legs Syndrome, as well as continuing to bring forward our first-in-class programs in VR-1 based drugs for pain and cough and MCH based drugs for obesity.”

Operating revenue for the third quarter of 2007 increased to $7.5 million from $2.1 million for the third quarter of 2006 and for the nine months ended September 30, 2007 was $15.4 million compared to $7.7 million for the comparable period of 2006. The increase in operating revenue for the quarter and the nine month period is due to the acceleration of revenue recognition from the conclusion of the research portion of the Company’s collaboration with Merck to discover and develop VR1-based drugs for pain and other indications. Merck continues pursuing VR-1 compounds discovered during the research collaboration, which concluded on August 28, 2007.

Research and development expenses for the third quarter of 2007 increased to $12.9 million from $11.6 million in the third quarter of 2006 and for the nine month period increased to $48.2 million from $39.2 million in the comparable period of 2006. The increase in R&D expenses for the quarter and nine month period is due mainly to increased spending in Neurogen’s insomnia and obesity clinical programs, as well as in preclinical drug development programs.

General and administrative expenses for the third quarter of 2007 increased to $3.0 million, compared to $2.6 million for the same period in 2006 and for the nine month period increased to $10.3 million from $8.8 million for the comparable period of 2006. The increase for the quarter and nine month periods is due primarily to increases in legal, patent, and administrative services expenses.

Neurogen continues to prepare for Phase 3 studies in its insomnia program with lead compound adipiplon and for Phase 2 studies for Parkinson’s disease and restless legs syndrome (RLS) with D2 partial agonist, aplindore. The Company’s partner for VR-1 based drugs, Merck, is planning to take the proof-of-concept compound MK 2295 (NGD 8243) forward in exploratory studies for the treatment of cough associated with upper airway disease and is focusing on a back-up compound, currently in preclinical development, for pain. In the Company’s Phase 1 obesity program, Neurogen has extended the multiple ascending dose study of NGD 4715 in order to further explore both positive changes in subjects’ lipid levels and NGD 4715’s potential for drug-drug interactions due to an observed induction of the drug metabolizing enzyme, CYP 3A4.

Webcast
The Company will host a conference call and webcast to discuss third quarter results at 8:30 a.m. ET today, November 8, 2007. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 30, 2007. A replay of the call will be available after 1:00 pm ET on November 8, 2007 and accessible through the close of business, November 15, 2007. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 89942555.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, Parkinson’s disease and restless legs syndrome (RLS), pain, obesity, and depression. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws, which involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to activities, events or developments that Neurogen believes, expects or anticipates will occur in the future and include, but are not limited to, earnings estimates, statements that are not historical facts relating to Neurogen’s future financial performance, its growth and business expansion, its financing plans, the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. These statements are based on certain assumptions made by Neurogen based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of Neurogen's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees, sufficiency of cash to fund Neurogen's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  Although Neurogen believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Forward-looking statements represent the judgment of Neurogen’s management as of the date of this release and Neurogen disclaims any intent and does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required under applicable law.

(Financial Tables Follow)

Page 3 of 4: Neurogen Announces Third Quarter 2007 Financial Results, November 8, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended Sept. 30, 2007	Three Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2006

Operating revenues:
License fees	$5,640	$1,115	$10,872	$3,345
Research revenues	1,859	962	4,565	4,362
Total operating revenues	7,499	2,077	15,437	7,707

Operating expenses:
Research and development	12,903	11,605	48,199	39,237
General and administrative	3,044	2,633	10,274	8,818
Total operating expenses	15,947	14,238	58,473	48,055
Operating loss	(8,448)	(12,161)	(43,036)	(40,348)
Other income, net	517	596	1,963	1,911

Income tax benefit	42	670	265	670

Net loss	$(7,889)	$(10,895)	$(40,808)	$(37,767)

Basic and diluted loss per share	$(0.19)	$(0.31)	$(0.98)	$(1.09)

Shares used in calculation of loss per share:
Basic and diluted	41,910	34,618	41,832	34,534

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Page 4 of 4: Neurogen Announces Third Quarter 2007 Financial Results, November 8, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$29,925	$56,170
Marketable securities	26,978	51,401
Total cash and marketable securities	56,903	107,571
Receivables from corporate partners	208	209
Other current assets, net	2,744	2,813
Total current assets	59,855	110,593

Net property, plant and equipment	25,865	27,085
Other assets, net	49	61
Total assets	$85,769	$137,739

Liabilities and Stockholders’ Equity
Current liabilities
Unearned revenue from corporate partners, current portion	--	7,520
Other current liabilities	9,633	9,935
Total current liabilities	9,633	17,455

Long term liabilities
Unearned revenue from corporate partners, net of current portion	--	6,768
Loans payable, net of current portion	7,871	8,976
Total liabilities	17,504	33,199

Total stockholders’ equity	68,265	104,540
Total liabilities and stockholders’ equity	$85,769	$137,739

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